Exhibit 10.12

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into this  31st day of December, 2008 by and between Petroleum Development Corporation, a Nevada Corporation (the “Company”), and Barton R. Brookman ( “Brookman”).

WHEREAS, the Company wishes to employ Brookman as Senior Vice President of Exploration and Production and to perform the duties and services incident to such position for the Company, and Brookman wishes to be so employed by the Company, all upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

1.	Effective Date and Term

a.
Initial Term.  The effective date of this Agreement shall be January 1, 2008 (the “Effective Date”), and the initial term shall be for the period beginning on the Effective Date and ending December 31, 2009.

b.
Automatic Extensions.  The Term of this Agreement shall be extended for an additional 12 months beginning on December 31, 2008 and on each successive December 31 unless either party provides the other with at least thirty (30) days prior written notice, or unless the contract has been terminated by the parties in accordance with the provisions of Section 7 of this Agreement.  The period of time from the Effective Date until the Termination Date, as defined in Section 7.b., shall be the “Term.”

2.	Place of Employment

The place of employment shall be the Company’s offices in Denver, Colorado, unless Brookman and the Company mutually agree to an alternative location.  Brookman acknowledges that there may be substantial business travel associated with Brookman’s position.

3.	Position and Responsibilities

a.
Position.  Brookman shall serve as Senior Vice President of Exploration and Production of the Company and shall initially report to the Chief Executive Officer of the Company (the “Chief Executive Officer”) and be under the general direction and control of the Chief Executive Officer.

b.
Responsibilities.  Brookman shall have obligations, duties, authority and power to do such acts as are customarily done by a person holding the same or an equivalent position in corporations of similar size to the Company.  Brookman shall perform such managerial duties and responsibilities for the Company as may be reasonably be assigned to him by the Chief Executive Officer and, at no additional compensation,  if requested, shall serve on the Board of Directors of the Company (the "Board") and in other such positions with any subsidiary corporation of the Company, or any partnership, limited liability company or other entity in which the Company has an interest (herein collectively called “Affiliates”), as the Chief Executive Officer may from time to time determine.

c.
Dedication of Professional Services.  Brookman shall devote substantially all of Brookman’s business time, best efforts and attention to promote and advance the business of the Company and its Affiliates to perform diligently and faithfully all the duties, responsibilities and obligations of Brookman’s position with the Company.  Brookman shall not be employed in any other business activity, other than with the Company and its Affiliates, during the Term, whether or not such activity is pursued for gain, profit or other pecuniary advantage without approval by the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that this restriction shall not be construed as preventing Brookman from investing Brookman’s personal assets in a business which does not compete with the Company or its Affiliates, where the form or manner of such investment will not require services of any significance on the part of Brookman in the operation of the affairs of the business in which such investment is made and in which Brookman’s participation is solely that of a passive investor.

d.
Adherence to Standards.  Brookman shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all employees or executive officers of the Company consistent with Brookman's position and level of authority.

e.
Minimum Stock Ownership.  Brookman shall comply with the Company’s minimum stock ownership requirements for officers (other than the Chief Executive Officer) such requirements being that by the fifth anniversary of the date that Brookman became Senior Vice President of Exploration and Production and until Brookman’s Termination Date, Brookman shall maintain a minimum stock ownership equal to two times Brookman’s Base Salary, as defined in Section 4.a.

4.	Compensation

a.
Base Salary.  The Company shall pay Brookman an annual base salary of $250,000 (the “Base Salary”) commencing on the Effective Date and ending on the Termination Date.  The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.  The Base Salary shall be reviewed annually by the Compensation Committee and may be changed by the Compensation Committee in its sole discretion, taking into account the base salaries, aggregate annual cash compensation, and other compensation of individuals holding similar positions at other comparable companies, the performance of Brookman and the Company, and other relevant factors.

b.
Succession-Related Grant.  On the date that Brookman assumes the position of Senior Vice President of Exploration and Production of the Company, Brookman will receive a one-time award of restricted stock equal in value to $250,000.  For this purpose, the value of the restricted stock will be determined by the Company’s compensation consultants and will be based on the average closing price of the stock of the Company for the month of December, 2007.  The restricted stock will vest at the rate of 20% for each complete year worked by Brookman under this Agreement, beginning from the Effective Date.

c.
Performance Bonus.  Brookman shall be eligible to earn an annual performance bonus (the “Bonus”) during the Term based on criteria established by the Compensation Committee in its sole discretion each year.

d.
Special Restricted Stock Grant.  Brookman shall receive a grant of one thousand five hundred shares of restricted stock of the Company on January 1, 2009.  The restricted stock will vest on January 1, 2010, provided Brookman is then in the employ of the Company.

e.
Equity Compensation Grant.  As a long term incentive, on the Effective Date under the Company’s Long-Term Equity Compensation Plan, Brookman shall participate in any equity compensation program provided to all executive officers, based on criteria established by the Compensation Committee in its sole discretion each year.

f.
Other Compensation.  Brookman shall continue to be eligible to participate in all other cash or stock compensation plans or programs maintained by the Company, as in effect from time to time, in which other senior executives of the Company are allowed to participate.

g.
Recoupment of Certain Compensation.  If the Company has to restate all or a portion of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Employee shall, for the affected years, reimburse the Company for any excess bonus paid to the Employee pursuant to Section 4.c.  The reimbursements shall be equal to the difference between the bonus paid to him for the affected years and the bonus that would have been paid to the Employee had the financial results been properly reported. Such reimbursement shall be paid to the Company within ninety days after the Company notifies the Employee of the amount owed to the Company.

5.	Employee Benefits

a.
Participation in Company Benefit Plans.  During the Term, the Company shall provide Brookman with coverage under all employee pension and welfare benefit programs, plans and practices commensurate with Brookman’s positions in the Company and to the extent permitted under the respective employee benefit plan.

b.
Vacation.  Brookman will be entitled to four (4) weeks of paid vacation in each calendar year, to be taken at such times as is reasonably determined by Brookman to be consistent with Brookman’s responsibilities under this Agreement and the Company’s vacation policy applicable to all employees.

c.	Automobile. During the Term, Brookman shall be entitled to an annual automobile allowance as approved by the Compensation Committee and updated from time to time at its discretion.

6.	Restrictive Covenants

a.
Confidential Information.  Brookman hereby acknowledges that in connection with Brookman’s employment by the Company, Brookman will be exposed to and may obtain certain Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Brookman or otherwise has been or is made available to him) regarding the business and operations of the Company and its subsidiaries or affiliates.  Brookman further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company.  For purposes of the Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any of the Company or their direct or indirect subsidiaries relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company or their direct or indirect subsidiaries, whether oral or in written form (including electronic).  Brookman agrees that all Confidential Information is and will remain the property of the Company or their direct or indirect subsidiaries, as the case may be.  Brookman further agrees, except for disclosures occurring in the good faith performance of Brookman’s duties for the Company or their direct or indirect subsidiaries, during the Term and for a period of three (3) years after the Termination Date, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for Brookman’s own benefit or profit or allow any person, entity or third party, other than the Company or their direct or indirect subsidiaries and authorized executives of the same, to use or otherwise gain access to any Confidential Information.  Brookman will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by Brookman or Brookman’s agent or other representative or becomes available to Brookman on a non-confidential basis from a source other than the Company or their direct or indirect subsidiaries.  Further, Brookman will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company; provided, however, that if and when such a disclosure is required by law, Brookman promptly will provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order.

b.
Return of Property.  Brookman agrees to deliver promptly to the Company, upon termination of Brookman’s employment hereunder, or at any other time when the Company so requests, all documents and property relating to the business of the Company or their direct or indirect subsidiaries, including without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals, electronic data,  or any documents,  whether written or digital and whether prepared or compiled by Brookman or furnished to Brookman during the Term, relating to the business of the Company or their direct or indirect subsidiaries and all copies thereof and therefrom; provided, however, that Brookman will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to Brookman’s rights under this Agreement. The aforementioned materials include materials on Brookman’s personal computers, which materials shall be destroyed in a manner satisfactory to the Company.

c.	Non-Compete Obligations.

(i)	Non-Compete Obligations During Employment Term. Brookman agrees that during the Term:

(A)
Brookman will not, other than through the Company, engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products; provided that the foregoing shall not be deemed to restrain the participation by Brookman’s spouse in any capacity set forth above in any business or activity engaged in any such activity and provided further that the Company may, in good faith, take such reasonable action with respect to Brookman’s performance of Brookman’s duties, responsibilities and authorities as set forth in this Agreement as it deems necessary and appropriate to protect its legitimate business interests with respect to any actual or apparent conflict of interest reasonably arising from or out of the participation by Brookman’s spouse in any such competitive business or activity; and

(B)
all investments made by Brookman (whether in Brookman’s own name or in the name of any family members or other nominees or made by Brookman’s controlled affiliates), which relate to the leasing, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products will be made solely through the Company; and Brookman will not (directly or indirectly through any family members or other persons), and will not permit any of Brookman’s controlled affiliates to: (1) invest or otherwise participate alongside the Company or its direct or indirect subsidiaries in any Business Opportunities, or (2) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether any of the Company or its direct or indirect subsidiaries ultimately participates in such business or activity, in either case, except through the Company.  Notwithstanding the foregoing, nothing in this Section 6 shall be deemed to prohibit Brookman or any family member from owning, or otherwise having an interest in, less than one percent (1%) of any publicly-

owned entity or three percent (3%) or less of any private equity fund or similar investment fund that invests in any business or activity engaged in any of the activities set forth above, provided that Brookman has no active role with respect to any investment by such fund in any entity.

(ii)
Non-Compete Obligations After Termination Date.  Brookman agrees that Brookman will not engage or participate in any manner, whether directly or indirectly through any family member or other person or as an employee, employer, consultant, agent principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity:

(A)
during the one-year period following the Termination Date, in any business or activity which is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products within (1) any county or parish in which the Company owns any oil and gas interests or conducts operations on the Termination Date or in which the Company has owned any oil and gas interests or conducted operations at any time during the six months immediately preceding the Termination Date or (2)  any county or parish adjacent to any county or parish described in clause (1); and

(B)
during the two-year period following the Termination Date, in any business or activity which is in direct competition with the business of the Company or its direct or indirect subsidiaries in the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons and related products within the boundaries of, or within a two-mile radius of the boundaries of, any mineral property interest of any of the Company or its direct or indirect subsidiaries (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company and any third party) or any other property on which any of the Company or its direct or indirect subsidiaries has an option, right, license or authority to conduct or direct exploratory activities, such as three-dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), as of the Termination Date or as of the end of the six-month period following such Termination Date;

 provided that, this subsection (ii) will not preclude Brookman from making investments in securities of oil and gas companies which are registered on a national stock exchange, if the aggregate amount owned by Brookman and all family members and affiliates does not exceed 5% of such company’s outstanding securities.

(iii)
Notwithstanding the foregoing, nothing in this Section 6.c. shall be deemed to restrain the participation by Brookman’s spouse in any capacity set forth above in any business or activity described above.

d.
Non-Solicitation.  During the Term and for a period of twenty-four (24) months after the Termination Date, Brookman will not, whether for Brookman’s own account or for the account of any other person (other than the Company or its direct or indirect subsidiaries), intentionally solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with, (i) any person who is employed by the Company or its direct or indirect subsidiaries (including any independent sales representatives or organizations), or (ii) any client or customer of the Company or its direct or indirect subsidiaries.

e.
Assignment of Developments.  Brookman assigns and agrees to assign without further compensation to the Company and its successors, assigns or designees, all of Brookman’s right, title and interest in and to all Business Opportunities and Intellectual Property (as those terms are defined below), and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are developed by Brookman during the Term, or originated by any third party and brought to the attention of Brookman during the Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).

For purposes of this Agreement, “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Brookman prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which Brookman discovers, conceives, invents, creates or develops, alone or with others, during the Term, if such discovery, conception, invention, creation or development (i) occurs in the course of Brookman’s employment with the Company, or (ii) occurs with the use of any of the time, materials or facilities of the Company or its direct or indirect subsidiaries, or (iii) in the good faith judgment of the Board, relates or pertains in any material way to the purposes, activities or affairs of the Company or its direct or indirect subsidiaries.

f.
Injunctive Relief.  Brookman acknowledges that a breach of any of the covenants contained in this Section 6 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Brookman from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6.  To the extent that the Company seeks a temporary restraining order (but not a preliminary or permanent injunction), Brookman agrees that a temporary restraining order may be obtained ex parte.

g.
Adjustment of Covenants.  The parties consider the covenants and restrictions contained in this Section 6 to be reasonable.  However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

h.	Forfeiture Provision.

(i)
Detrimental Activities.  If Brookman engages in any activity that violates any covenant or restriction contained in this Section 6, in addition to any other remedy the Company may have at law or in equity, (A) Brookman will be entitled to no further payments or benefits from the Company under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law, (B) all unexercised stock options, restricted stock and other forms of equity compensation held by or credited to Brookman will terminate effective as of the date on which Brookman engages in that activity, unless terminated sooner by operation of another term or condition of this Agreement or other applicable plans and agreements, and (C) any exercise, payment or delivery pursuant to any equity compensation award that occurred within one year prior to the date on which Brookman engages in that activity may be rescinded within one year after the first date that a majority of the members of the Board first became aware that Brookman engaged in that activity.  In the event of any such rescission, Brookman will pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required.

(ii)
Right of Set-Off.  Brookman consents to a deduction from any amounts the Company owes Brookman from time to time (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Brookman by the Company), to the extent of the amounts Brookman owes the Company under Section 6 above.  Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Brookman owes, calculated as set forth above, Brookman agrees to pay immediately the unpaid balance to the Company.  In the discretion of the Board, reasonable interest may be assessed on the amounts owed, calculated from the later of (A) the date Brookman engages in the prohibited activity and (B) the applicable date of exercise, payment or delivery.

7.	Termination of the Agreement

a.
Notice of Termination.  Either Brookman or the Board may terminate this Agreement at any time and in Brookman’s or their sole discretion upon no less than thirty (30) days written Notice of Termination to the other party.  "Notice of Termination" shall mean a written notice which shall indicate the specified termination provision in this Agreement relied upon (Section 7.c., Section 7.d., Section 7.e., Section 7.f., Section 7.g. or Section 7.h.) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Brookman's employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Brookman shall be communicated by a Notice of Termination to the other party hereto in accordance with  Section 8 (“Notices”) of this Agreement.

b.
Termination Date.  The “Termination Date” shall mean the date specified in the Notice of Termination. The Termination Date shall not be less than thirty (30) days after the date such Notice of Termination is given.

c.	Termination by the Company for Just Cause.

(i)	The Company may terminate Brookman for “Just Cause” (as defined in Section 7.c.ii), provided that the Company shall:

(A)	Give Brookman Notice of Termination as specified in Section 7.a., and

(B)
Pay Brookman, within thirty (30) days after this Termination Date, Brookman’s Base Salary through the Termination Date at the rate in effect at the time the Notice of Termination is given plus a good faith estimate by the Company of any unpaid Bonus (in full for any completed annual period and prorated for months completed in the current annual period), incentive, deferred, retirement or other compensation, and provide any other benefits, which have been earned or become payable as of the Termination Date, pursuant to the terms of this or any other agreement, or compensation or benefit plan, but which have not yet been paid or provided.

(ii)	For purposes of this Agreement “Just Cause” shall be a reasonable determination of the Board that Brookman:

(A)
Failed to substantially perform Brookman’s duties with the Company (other than a failure resulting from Brookman’s incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes Brookman has not substantially performed Brookman’s duties, and Brookman has failed to cure such deficiency within thirty (30) days of the receipt of such notice;

(B)	Has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise;

(C)	Has pleaded guilty to or been convicted of a felony or a crime involving moral turpitude or dishonesty; or

(D)	Has materially breached the terms of this Agreement.

(E)	Following a Change in Control, Subsection (A) above shall be deleted from this definition of “Just Cause”.

d.	Termination by the Company Without Just Cause. In the event the Company terminates this Agreement prior to its expiration (including extensions as provided in Section 1.b) for any reason other than for Just Cause or the death or Disability (as defined in Section 7.e.) of Brookman, the Company shall:

(i)	Pay to Brookman within thirty (30) days after the Termination Date, a lump sum severance payment equal to two times the sum of:

(A)	Brookman’s highest Base Salary during the previous two years of employment immediately preceding the Termination Date, plus

(B)	the highest Bonus paid to Brookman during the same two-year period,

(ii)
Pay to Brookman any unpaid expense reimbursement upon presentation by Brookman of an accounting of such expenses in accordance with normal Company practices, but no later than March 15 of the year following the year of termination,

(iii)	Vest any unvested Company stock options or restricted stock (excluding LTIP shares under the Company’s Long-Term Incentive Plan),

(iv)
Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company’s Long-Term Incentive Plan (including LTIP shares under the Company’s Long-Term Incentive Plan), and

(v)
Continue coverage of Brookman and any dependents covered at the time of termination under the Company’s group health plans at the Company’s cost throughout the period of time that Brookman is eligible for federal COBRA health continuation coverage.

e.
Termination in the Event of Death or Disability.  This Agreement shall terminate in the event of the death of Brookman or may be terminated by the Company in the event of a Disability (as hereinafter defined) of Brookman upon proper notification to Brookman (or Brookman’s estate in the event of Brookman’s death), provided the Company shall pay to Brookman (or to the estate of Brookman in the event of termination due to the death of Brookman) the Base Salary described in Section 4.a. of this Agreement which would have been earned for six (6) months after the Termination Date.  The benefits provided under this Section 7.e. shall be no less favorable to Brookman in terms of amounts, deductibles and costs to him, if any, than such benefits provided by the Company to him and shall not be interpreted so as to limit any benefits to which Brookman, as a terminated employee of the Company, or Brookman’s family may be entitled under the Company’s life insurance, medical, hospitalization or disability plans following Brookman’s Termination Date or under applicable law, and any other benefits or payments earned by Brookman under Brookman’s or any other agreement or plan.  “Disability” means the inability of Brookman to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Internal Revenue Code Section 409A(a)(2)(C) and Treas. Reg. § 1.409A-3(i)(4).  All amounts payable under this Section 7.e. shall be paid in a lump-sum as soon as practicable, but in no event later than two-and-one-half (2-1/2) months following the close of the calendar year in which the death or Disability occurred.

f.	Termination by Brookman for Good Reason.

(i)	In the event Brookman terminate this Agreement for Good Reason (as defined in Section 7.f.ii), provided such Brookman’s termination occurs within ninety days of the Good Reason, the Company shall:

(A)	Pay to Brookman within thirty (30) days after the Termination Date, a lump sum severance payment equal to two times the sum of:

1.	Brookman’s highest Base Salary during the previous two years of employment immediately preceding the Termination Date, plus

2.	the highest Bonus paid to Brookman during the same two-year period,

(B)
Pay to Brookman any unpaid expense reimbursement upon presentation by Brookman of an accounting of such expenses in accordance with normal Company practices, but no later than March 15 of the year following the year of termination,

(C)	Vest any unvested Company stock options or restricted stock (excluding LTIP shares under the Company’s Long-Term Incentive Plan),

(D)
Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company’s Long-Term Incentive Plan (including LTIP shares under the Company’s Long-Term Incentive Plan), and

(E)
Continue coverage of Brookman and any dependents covered at the time of termination under the Company’s group health plans at the Company’s cost throughout the period of time that Brookman is eligible for federal COBRA health continuation coverage.

(ii)	"Good Reason" shall mean the occurrence of any of the following events without Brookman's prior express written consent:

(A)	A material diminution in Brookman’s Base Salary;

(B)	A material diminution in reward opportunities under the annual Bonus;

(C)	Any other action or inaction that constitutes a material breach by the Company of this Agreement.

Brookman must provide notice to the Company of the condition described in paragraphs (A)-(C) of this section within ninety (90) days, upon the notice of which the Company will have a period of thirty (30) days during which it may remedy the condition and not be required to pay the amount.

g.
Termination by Brookman for other than Good Reason.  Brookman may terminate this Agreement for other than Good Reason upon proper Notice of Termination as provided in Section 7.a.  In such event the Company shall pay to Brookman:

(i)
Within thirty (30) days after Brookman’s Termination Date, in a lump-sum, the compensation provided in Section 4 at the rate in effect at the time of the Notice of Termination. If Brookman’s termination occurs prior to the end of the year, Brookman shall not be entitled to any Bonus for the year;

(ii)
Any incentive, deferred or other compensation which has been earned or has become payable pursuant to the terms of this or any other agreement or compensation or benefit plan as of the Termination Date, but which has not yet been paid, provided such payments shall be made under the schedule originally contemplated in the agreement under which they were granted, but if no such payment schedule is provided, the payments shall be made no later than March 15 of the year following the year of termination;

(iii)	Any unpaid expense reimbursement upon presentation by Brookman of an accounting of such expenses in accordance with normal Company practices, but not later than March 15 of the year following the year of termination; and

(iv)	Any other payments for benefits earned under this Agreement, which shall in no event be paid later than March 15 of the year following the year of termination.

h.	Termination following Change of Control.

(i)
If either (1) the Company terminates Brookman’s employment within two years following a Change of Control of the Company (as defined in Section 7.h.ii.) or (2)  Brookman gives notice to the Company of termination of this Agreement during the thirty (30) day period beginning one hundred twenty  (120) days immediately following a Change in Control, then the Company shall:

(A)	Pay to Brookman within thirty (30) days after the Termination Date, a lump sum severance payment equal to three times the sum of:

1.	Brookman’s highest Base Salary during the previous two years of employment immediately preceding the Termination Date, plus

2.	the highest Bonus paid to Brookman during the same two-year period.

(B)
Pay to Brookman any unpaid expense reimbursement upon presentation by Brookman of an accounting of such expenses in accordance with normal Company practices, but no later than March 15 of the year following the year of termination,

(C)	Vest any unvested Company stock options or restricted stock (excluding LTIP shares under the Company’s Long-Term Incentive Plan),

(D)
Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company’s Long-Term Incentive Plan (including LTIP shares under the Company’s Long-Term Incentive Plan), and

(E)
Continue coverage of Brookman and any dependents covered at the time of termination under the Company’s group health plans at the Company’s cost throughout the period of time that Brookman is eligible for federal COBRA health continuation coverage.

(ii)	"Change of Control" of the Company shall occur on the earliest of the following events:

(A)
Change in Ownership: A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company.

(B)	Change in Effective Control: A change in effective control of the Company occurs on the date that either:

1.
Any one person, or more than one person acting as a group, acquires (or has acquired during the l2-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or

2.
A majority of the members of the Board of Directors of the Company (the “Board”) is replaced during any l2-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election; provided, that this paragraph (b) shall apply only to the Company if no other corporation is a majority shareholder.

(C)
Change in Ownership of Substantial Assets: A change in the ownership of a substantial portion of the Company's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the l2-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent that this definition be construed consistent with the definition of “Change of Control” as defined under Internal Revenue Code Section 409A and the applicable Treasury Regulations, as amended from time to time.

i.	Internal Revenue Code Section 409A Compliance.

Except with respect to amounts paid pursuant to a schedule in a plan or arrangement outside of this Agreement, it is intended that amounts payable under this Section 7 not be considered non-qualified deferred compensation subject to Internal Revenue Code Section 409A.  Brookman is a Specified Employee under Internal Revenue Code Section 409A, therefore, to the extent such amounts are considered non-qualified deferred compensation payable upon a separation from service under Internal Revenue Code Section 409A, payment of those amounts so deferred under Internal Revenue Code Section 409A may not be made until at least six (6) months following Brookman’s separation from service of the Company (or, if earlier, the date of death of Brookman).

j.	Release. Prior to the payment by the Company of the amounts due under subsections (d), (f) or (h) above, Employee shall execute the release attached hereto as Exhibit A.

8.
Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, by facsimile transmission or sent by certified mail, return receipt requested, postage prepaid, or by expedited  (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other  (provided that all notices to the Company shall be directed to the attention of the Secretary of the Company ) or to such other address as either party may have furnished  to the other in writing  in  accordance  herewith.  All notices and communication shall be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

Company at:	Petroleum Development Corporation
120 Genesis Boulevard
P.O. Box 26
Bridgeport WV 26330

Brookman at:	Barton R. Brookman
6125 Maroon Peak Place
Castle Rock, CO 80108

9.
Life Insurance.  The Company may, at any time after the execution of this Agreement, maintain any outstanding life insurance policies and apply for and procure as owner and for its own benefit new life insurance on Brookman, in such amounts and in such form or forms as the Company may determine.  Brookman shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.  Brookman hereby represents that to Brookman’s knowledge Brookman is in excellent physical and mental condition.

10.
Successors. This Agreement shall be binding on the Company and any successor to any of its businesses or assets.  Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section, entitled Successors, by operation of law or otherwise.

11.
Binding Effect.  This Agreement shall inure to the benefit of and be enforceable by Brookman's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Brookman should die while any amounts would still be payable to him hereunder if Brookman had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Brookman's estate.

12.
Integration, Modification and Waiver.  This Agreement constitutes the sole employment agreement between the parties, and any prior employment agreement, written or oral, is terminated.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Brookman and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.	Headings. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

14.
Waiver of Breach.  The waiver of either the Company or Brookman of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Brookman.

15.	Amendments. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

16.
Survival of Obligations.  The provisions of Section 6 of this Agreement shall continue to be binding upon Brookman and Company in accordance with their terms, notwithstanding the termination of Brookman’s employment with the Company for any reason or the expiration of this Agreement.

17.
Severability.  The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein.  Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.  It is expressly understood and agreed that while the Company and Brookman consider the restrictions contained in this Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against Brookman, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

18.	Governing Law. This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of laws.

19.
Executive Officer Status.  Brookman acknowledges that Brookman may be deemed to be an "executive officer" of the Company for purposes of the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act") and, if so, Brookman shall comply in all respects with all the rules and regulations under the 1933 Act and the 1934 Act applicable to him in a timely and non-delinquent manner. In order to assist the Company in complying with its obligations under the 1933 Act and 1934 Act, Brookman shall provide to the Company such information about Brookman as the Company shall reasonably request including, but not limited to, information relating to personal history and stockholdings.  Brookman shall immediately report to the General Counsel of the Company or other designated officer of the Company all changes in beneficial ownership of any shares of the Company Common Stock deemed to be beneficially owned by Brookman and/or any members of Brookman's immediate family.

20.
Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or entity may require. As used in this Agreement: (1) words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender, (2) words in the singular shall mean and include the plural and vice versa, and (3) the word "may" gives sole discretion without any obligation to take any action.

21.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one document.

22.	Exhibits. Any Exhibits attached hereto are incorporated herein by reference and are an integral part of this Agreement.

23.	Withholding of Taxes. The Company will withhold from any amounts payable under the Agreement, all federal, state, local or other taxes as legally will be required to be withheld.

24.	Consent to Jurisdiction and Service of Process

a.
Section 6  Disputes.  In the event of any dispute, controversy or claim between the Company and Brookman arising out of or relating to the interpretation, application or enforcement of the provisions of Section 6, the Company and Brookman agree and consent to the personal jurisdiction of the state and local courts of Allegheny County, Pennsylvania and/or the United States District Court for the Western District of Pennsylvania for resolution of the dispute, controversy or claim, and that those courts, and only those courts, will have jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Section 6 of this Agreement. The Company and Brookman also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to Brookman at him last known address as reflected in the Company’s records.

b.
Disputes Other Than Under Section 6.  In the event of any dispute relating to this Agreement, other than a dispute relating solely to Section 6, the parties will use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American

Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences will be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator will be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of him or its desire to have the question settled by arbitration, then the arbitrator will be selected pursuant to the procedures of the American Arbitration Association (the “AAA”) in Pittsburgh, Pennsylvania. The determination reached in such arbitration will be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration will take place in Pittsburgh, Pennsylvania, and will be conducted in accordance with the Commercial Arbitration Rules of the AAA.

IN WITNESS WHEREOF, the Company and Brookman have duly executed this Agreement as of the date first above written.

	Petroleum Development Corporation	Barton R. Brookman

By:	/s/ Kimberly Wakim	/s/ Barton R. Brookman
	Kimberly Wakim	Barton R. Brookman
Position:	Chair of the
Compensation Committee

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release ("Release") is entered into as of this ____ day of _________, 2008, by and between Petroleum Development Corporation (the “Company”), and __________________, an employee of the Company (the “Employee”) (collectively, the “Parties”).

WHEREAS, Employee and the Company are parties to an Employment Agreement (the "Agreement") dated _________________, 2008, governing the terms and conditions applicable if Employee’s employment is terminated for various reasons;

WHEREAS, pursuant to the terms of the Agreement, the Company has agreed to provide Employee certain benefits and payments under the terms and conditions specified therein, provided that Employee has executed and not revoked a general release of claims in favor of the Company;

WHEREAS, Employee’s employment with the Company is being terminated effective [enter date]; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to Employee’s employment with and termination from the Company and all other relationships between Employee and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of these Recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Termination of Employment.  Employee’s employment with the Company shall terminate on [enter date] (the "Termination Date").

2. Severance Benefits.  Pursuant to the terms of the Agreement, and in consideration of Employee’s release of claims and the other covenants and agreements contained herein and therein, and provided that Employee has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the severance benefits described in Section 7 of the Agreement (the "Benefits") in the time and manner provided therein; provided, however, that the Company's obligations will be excused if Employee breaches any of the provisions of this Agreement including, without limitation, Sections 7, 8 and 9 hereof.  Employee acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Agreement, the Company otherwise would not be obligated to provide, nor would Employee otherwise be entitled to receive.

3. Effective Date.  Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by Employee (the "Effective Date").

4. Effect of Revocation.  Employee acknowledges and agrees that if Employee revokes this Release pursuant to Section 6 hereof, Employee will have no right to receive the Benefits.

5. General Release.  In consideration of the Company’s obligations, Employee hereby releases, acquits and forever discharges Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of Colorado and any other federal, state or local statutes or ordinances of the United States, it being Employee’s intention and the intention of the Company to make this release as broad and as general as the law permits.  Employee understands that this Agreement does not waive any rights or claims that may arise after his execution of it and does not apply to claims arising under the terms of this Agreement.

6. Review and Revocation Period.  Employee acknowledges that the Company has advised Employee that Employee may consult with an attorney of Employee’s own choosing (and at Employee’s expense) prior to signing this Release and that Employee has been given at least twenty-one (21) days during which to consider the provisions of this Release, although Employee may sign and return it sooner. Employee further acknowledges that Employee has been advised by the Company that after executing this Release, Employee will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired.  Employee acknowledges and agrees that if Employee wishes to revoke this Release, Employee must do so in writing, and that such revocation must be signed by Employee and received by the Chairman of the Board of the Company (or the Chairman of the Compensation Committee) no later than 5:00 p.m. Eastern Time on the seventh (7th) day after Employee has executed this Release. Employee acknowledges and agrees that, in the event that Employee revokes this Release, Employee will have no right to receive any benefits hereunder, including the Benefits. Employee represents that Employee has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7. Confidentiality, Non-Compete and Non-Solicitation.  Employee reaffirms his commitments in Sections 6.a., 6.c. and 6.d. of the Agreement.

8. Cooperation in Litigation.  At the Company's reasonable request, Employee shall use his good faith efforts to cooperate with the Company, its Affiliates, and each of its and their respective attorneys or other legal representatives ("Attorneys") in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company and is now pending or may hereinafter be brought against the Released Parties by any third party; provided, that, Employee’s cooperation is essential to the Company's case.  Employee’s duty of cooperation will include, but not be limited to (a) meeting with the Company's and/or its Affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Employee’s knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its Affiliates' and/or their Attorneys' request (and, to the extent possible, at a time convenient to Employee that does not conflict with the needs or requirements of Employee’s then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Employee’s knowledge of matters at issue; and (c) signing at the Company's, its Affiliates' and/or their Attorneys' request declarations or affidavits that truthfully state matters of which Employee has knowledge.  The Company shall reimburse Employee for the reasonable expenses incurred by him in the course of his cooperation hereunder and shall pay to Employee per diem compensation in an amount equal to the daily prorated portion of the Employee’s base salary immediately prior to the Termination Date.  The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

9. Non-Admission of Liability.  Nothing in this Release will be construed as an admission of liability by Employee or the Released Parties; rather, Employee and the Released Parties are resolving all matters arising out of the employer-employee relationship between Employee and the Company and all other relationships between Employee and the Released Parties.

10. Binding Effect.  This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

11. Governing Law.  This Release will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements negotiated, entered into and wholly to be performed therein.

12. Severability.  Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein.  If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

13. Counterparts.  This Release may be signed in counterparts and each counterpart will be deemed to be an original but together all such counterparts will be deemed a single agreement.

14. Entire Agreement; Modification.  This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties.  This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter.  This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

15. Acceptance.  Employee may confirm his acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to the

Chairman of the Board of the Company, no later than 5:00 p.m. Eastern Time twenty-one (21) days after Employee’s receipt of notice of termination.

EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT EMPLOYEE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF EMPLOYEE’S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Release as of the date first above written.

	Petroleum Development Corporation	[Full Name]

By:
[Full Name]
Position:	Chair of the
Compensation Committee